UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2015

MARATHON PATENT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36555	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 232-1701

(Former name or former address, if changed since last report)

Copies to:

Harvey J. Kesner, Esq.

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 2.01          COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On November 15, 2015, Marathon Patent Group, Inc., a Nevada corporation (the “Company”) and its wholly owned subsidiary IP Liquidity Ventures LLC (“IP Liquidity”) entered into a Memorandum of Understanding (“MOU”) with Bridgestone Americas, Inc. (“Bridgestone”) and IP Navigation Group, LLC (“IPNav”) pursuant to which Bridgestone acknowledged that IP Liquidity was entitled to certain fees under an Advisory Services Agreement dated December 3, 2012 (“Agreement”).  In addition, (i) the parties further agreed to terminate the Agreement and (ii) terminate the German Patent Purchase Agreement (“German PPA”) entered into between Bridgestone and the Company on April 23, 2015, as amended.

In connection with the termination of the German PPA, the Company removed as of November 15, 2015, notes payable in the amount of $10,000,000 and approximately $9,100,000 in patent assets from the Company’s books and records.

In connection with the termination of the Agreement, the Company will analyze the accounting application of the transaction described above with respect to the value of the contract rights previously held by IP Liquidity and the results will be reflected on its balance sheet as of December 31, 2015 in the Company’s Annual Report on Form 10-K (the “Form 10-K”).

The foregoing description of the MOU does not purport to be complete and is qualified in its entirety by reference to the complete text and the underlying MOU, which will be filed as an exhibit to the annual report on Form 10-K for the period ending December 31, 2015. To the extent that the MOU is filed, the Company may seek confidential treatment for certain terms of the MOU at the time of filing of the Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 19, 2015

MARATHON PATENT GROUP, INC.

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer